U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 156(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*
    Pequot Capital Management, Inc.
    500 Nyala Farm Road
    Westport, CT 06880

2.  Issuer Name and Ticker or Trading Symbol
    FutureLink Corp.
    FLNK

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.  Statement for Month/Year
    11/99

5.  If Amendment, Date of Original (Month/Year)
    Not Applicable.

6.  Relationship of Reporting Person(s) to Issuer (check all applicable)
    (  )  Director                      (  )10% Owner
    (  )  Officer (give title below)    (X ) Other (specify below)(1)

7.  Individual or Joint/Group Filing (check applicable line)
    (X)  Form Filed by One Reporting Person
    ( )  Form Filed by More than One Reporting Person

TABLE I

Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Securities: Common Stock, $.0001 Par Value

2.  Transaction Date (Month/Day/Year): 11/5/99

3.  Transaction Code: P

4.  Securities Acquired (A) or Disposed of (D): 1,594,080 (2) (A)
    Price: $5.50/share

5.  Amount of Securities Beneficially Owned at end of month: 6,363,637 (2)

6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4): (I)

7.  Nature of Indirect Beneficial Ownership (Instr. 4): Investment Adviser
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1.  Title of Securities: Common Stock, $.0001 Par Value

2.  Transaction Date (Month/Day/Year): 11/10/99

3.  Transaction Code: P

4.  Securities Acquired (A) or Disposed of (D): 1,090,911 (2) (A)
    Price: $5.50/shares

5.  Amount of Securities Beneficially Owned at end of month: 6,363,637 (2)

6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4): (I)

7.  Nature of Indirect Beneficial Ownership (Instr. 4): Investment Adviser
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TABLE II

Derivative Securities Acquired, Disposed of, or beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security: Warrants

2. Conversion or Exercise Price of Derivative Security: $8.50/share

3. Transaction Date (Month/Day/Year): 11/05/99

4. Transaction Code (Instr. 8): P

5. Number of Derivative Securities Acquired (A) or Disposed of (D):
   398,520 (2) (A)

6. Date Exercisable and Expiration Date (Month/Day/Year): Immediate. Expiration date: 11/05/04

7. Title and Amount of Underlying Securities: Common Stock, 398,520 shares

8.  Price of Derivative Security (Instr. 5): $8.50

9.  Number of Derivative Securities Beneficially Owned at End of Month:
    1,658,350(2)

10.  Ownership of Derivative Security:  (I)

11.  Nature of Indirect Beneficial Ownership: Investment Adviser
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1. Title of Derivative Security: Warrants

2. Conversion or Exercise Price of Derivative Security: $8.50/share

3. Transaction Date (Month/Day/Year): 11/10/99

4. Transaction Code (Instr. 8): P

5. Number of Derivative Securities Acquired (A) or Disposed of (D):
   272,727(A)(2)

6. Date Exercisable and Expiration Date (Month/Day/Year): Immediate. Expiration date: 11/10/04

7. Title and Amount of Underlying Securities: Common Stock, 272,727(2)

8.  Price of Derivative Security (Instr. 5): $8.50

9.  Number of Derivative Securities Beneficially Owned at End of Month:
    1,658,350 (2)

10.  Ownership of Derivative Security: (I)

11.  Nature of Indirect Beneficial Ownership: Investment Adviser

Explanation of Responses:
(1) The reporting person is an investment adviser registered under Section 203 of The Investment Advisers Act of 1940 and has voting power and investment power with respect to securities in clients' accounts. Two employees of the reporting person also serve on the Board of Directors. The reporting person disclaims any obligation to file this report, and this report shall not be deemed an admission that the reporting person is subject to Section 16 with respect either to the issuer or such securities.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Rule 16a(1) or (a)(2) or for any other purpose.


/s/  David J. Malat                  11/23/99
**Signature of Reporting Person      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff (a).